POWER OF ATTORNEY

1. Designation of Attorneys-in-Fact. The undersigned, hereby designates each of James E. Defebaugh and Todd N. Gilman, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

2. Powers of Attorney-in-Fact. Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission ("**SEC**") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

3. Effectiveness. This Power of Attorney shall become effective upon execution.

4. Duration. This Power of Attorney shall remain in effect until revoked by me and shall not be affected by disability of the principal.

5. Revocation. This Power of Attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this Power of Attorney has been recorded, the written notice of revocation shall also be recorded.

Date: May 22, 2019.

Carl Schweihs

STATE OF Illinois)
COUNTY OF Cook)

SIGNED OR ATTESTED before me on May 22nd, 2019, by Carl Schweihs.

Signature of Notary Public

SAMANTHA FRANZESE
Official Seal
Notary Public - State of Illinois
My Commission Expires Dec 10, 2019

Samantha Franzese
Typed name of Notary Public

Residing at: 860 W. Evergreen Chicago IL

My commission expires: 12-10-2019